UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2014

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 17, 2014, Forest Oil Corporation, a New York corporation (“Forest”) entered into an Agreement for Purchase and Sale of Assets (the “Agreement”) with Camterra Resources Partners, Ltd. (“Camterra”). Pursuant to the Agreement, Forest agreed to sell to Camterra all of Forest’s oil and gas properties located in the State of Arkansas (the “Oil and Gas Assets”), and various other related interests, rights, receivables, wells, leasehold interests, records, fixtures, equipment, and other assets (together with the Oil and Gas Assets, the “Assets”). The Assets exclude, among other things, certain rights, claims, credits, records, data, and any hedging transactions associated with the Oil and Gas Assets. The effective date of the purchase and sale of the Assets is October 1, 2014 (the “Effective Date”). The transaction is expected to close on December 15, 2014 (the “Closing Date”), subject to certain conditions.

The total consideration to be received by Forest for the Assets is $185,100,000 in cash (the “Purchase Price”), subject to customary adjustments to reflect, among other things, the operation of the Oil and Gas Assets prior to the closing, title defects, and unresolved required consents, preferential rights and environmental defects. Upon executing the Agreement, Camterra deposited $9,255,000 (the “Deposit”) in cash into escrow, to be held by Forest pending closing or termination of the Agreement.

The Agreement contains customary representations, warranties and covenants by Camterra and Forest. Among other things, during the period between the execution of the Agreement and the closing of the transactions contemplated thereby, Forest has agreed (i) to allow Camterra access to the Oil and Gas Assets and the records pertaining to the Assets; (ii) to conduct its operations related to the Oil and Gas Assets in the ordinary course; and (iii) to restrict certain activities and capital expenditures.

Completion of the transactions contemplated by the Agreement is subject to customary closing conditions.

The Agreement provides Camterra and Forest certain termination rights, including: (1) the parties may terminate by mutual consent; (2) Forest may terminate if all of Camterra’s conditions to closing are satisfied or waived but Camterra shall have failed to close by the Closing Date; (3) Camterra may terminate if all of Forest’s conditions to closing are satisfied or waived but Forest shall have failed to close by the Closing Date; (4) Camterra may terminate if the closing shall not have occurred on or before December 31, 2014, unless caused by Camterra; (5) Forest may terminate if the closing shall not have occurred on or before December 31, 2014, unless caused by Forest, (6) Camterra or Forest may terminate if, on or before the closing, the sum of all adjustments to the Purchase Price equals or exceeds $37,020,000. If the Agreement is terminated pursuant to (2) or (5) above, Forest may retain the Deposit and all interest thereon as liquidated damages.

There is no relationship between Forest and Camterra, other than Agreement.

The foregoing is not a complete description of all of the terms and provisions of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

The transaction described in this Item 1.01 is not related to, and will not affect, the previously announced transaction with Sabine Oil & Gas LLC (“Sabine”). The special meeting to consider and vote on the Sabine transaction will be held on November 20, 2014. If approved by the shareholders, Forest expects the Sabine transaction to close before the end of the year.

Item 7.01.	Regulation FD Disclosure.

On November 17, 2014, Forest issued a press release announcing that it had entered into an agreement to sell its Arkansas assets to Camterra. The press release is attached to this Current Report on Form 8-K and incorporated by reference into this Item 7.01 by reference.

The information included in this Current Report on Form 8-K under Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that Section, unless the registrant specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Agreement for Purchase and Sale of Assets, dated as of November 14, 2014, by and among Forest Oil Corporation and Camterra Resources Partners, Ltd.

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: November 17, 2014	By	/s/ Richard W. Schelin
Richard W. Schelin
Vice President, General Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

10.1	Agreement for Purchase and Sale of Assets, dated as of November 14, 2014, by and among Forest Oil Corporation and Camterra Resources Partners, Ltd.

99.1	Press Release.